Exhibit 10.15 (c)

RELEASE

This Release is entered into by and between Johanna G. O’Loughlin (“Employee”) and Equitable Resources, Inc. (the “Corporation”), a Pennsylvania corporation.

WHEREAS, the pursuant to a certain Split Dollar Agreement dated May 18, 1999 (“Split Dollar Agreement”) the Corporation has been making premium payments on an insurance policy (the “Policy”) the beneficiary of which is a trust established by Employee (the “Trust”); and

WHEREAS, the parties desire to terminate the Corporation’s obligations to make payments in respect of the Policy and to release the Corporation from any further obligation in connection therewith.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and intending to be legally bound hereby, the Employee and the Corporation agree as follows:

1.                    The Employee agrees that the Split Dollar Agreement has been terminated and shall be of no further force and effect, effective December 31, 2003 and the parties shall have no further obligations thereunder or in connection therewith or under the Policy or in connection therewith, except as provided herein.

2.                    The Trust is concurrently surrendering the Policy to the Corporation, which shall cause the subject Policy to be cancelled, any outstanding loans or other obligations with respect thereto to be paid or satisfied and the amount of $163,141 to be paid to the Trust or to the individual beneficiaries as the trustee shall direct.

3.                    This Release shall be binding upon the parties hereto and their successors, assigns, executors, administrators and beneficiaries and shall be subject to and construed according to the laws of the Commonwealth of Pennsylvania.

IN WITNESS WHEREOF, the parties hereto have executed this Release as of the 26 day of February, 2004.

EQUITABLE RESOURCES, INC.

By:	/s/ Charlene Petrelli
Charlene Petrelli
Vice President-Human Resources

/s/ Johanna G. O’Loughlin
Johanna G. O’Loughlin